EXHIBIT 99.1

Contact:

Frank Khulusi, Chairman, President and CEO

Brandon LaVerne, CFO

Joseph Hayek, Executive Vice President

PC Mall, Inc.

(310) 354-5600

PC MALL REPORTS RECORD THIRD QUARTER REVENUES, ANNOUNCES SHARE BUYBACK

Consolidated Third Quarter Highlights:

•	Consolidated net sales were a Q3 record $325.9 million, up 13% year-over-year (YOY)
•	Gross profit was a Q3 record $44.3 million, up 30% YOY
•	Gross profit margin for the quarter was 13.6% vs. 11.9% in Q3 2007
•	Diluted EPS was $0.18 in Q3 2008 vs. $0.22 last year
•	Operating cash flow was $20 million in Q3 2008
•	Board of Directors authorizes up to $10 million share repurchase plan

Torrance, California – October 29, 2008 — PC Mall, Inc. (NASDAQ:MALL) today reported record consolidated net sales for Q3 2008, which increased 13% to $325.9 million from $287.7 million in Q3 2007. Consolidated gross profit for Q3 2008 increased 30% to $44.3 million from $34.2 million in Q3 2007. Consolidated gross profit margin was 13.6% in Q3 2008 compared to 11.9% in Q3 2007. Operating profit for Q3 2008 decreased 10% to $5.2 million compared to $5.8 million in Q3 2007. Operating profit margin for Q3 2008 was 1.6% vs. 2.0% in the same period last year. Net income for Q3 2008 was $2.6 million compared to $3.0 million in Q3 2007. Our effective tax rate in Q3 2008 was 41% compared to 40% in Q3 2007. Diluted EPS in Q3 2008 was $0.18 compared to $0.22 in Q3 2007.

Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “Despite the economic headwinds during Q3, we achieved record consolidated revenues. These economic headwinds, accompanied by our continuing investments for growth, had an impact on our Q3 2008 bottom line results. That said, we believe we are well-positioned with an excellent base of talented employees, solid customers and world-class vendor partners. In the third quarter, we took steps to improve our cost structure by reducing our personnel expense by over $4 million in gross annualized expenses, which savings we expect will be realized beginning in the fourth quarter of 2008. While we will be closely monitoring the developments in our demand environment, and make adjustments as we deem necessary, our plan calls for continued investments for growth, including investments which may be an offset to the aforementioned savings. We believe that not retrenching in the current environment, and continuing to selectively invest and be aggressive in the marketplace, as well as continuing to pursue selective acquisitions, will position us even better for the future.”

“Additionally, our board of directors authorized a discretionary common stock repurchase program for up to $10 million in aggregate with all other repurchase programs,” continued Khulusi. “Under this program, the shares will be repurchased from time to time at prevailing market prices, through open market or unsolicited negotiated transactions, depending on market conditions.”

Segment Results

SMB

Q3 2008 net sales for our SMB segment were $112.4 million, a decrease of $18.3 million, or 14%, from Q3 2007 primarily due to continued softening in IT spending and an $8.0 million decrease in lower margin volume iPod sales to certain customers.

Gross profit for SMB decreased by $1.2 million, or 8%, to $14.2 million in Q3 2008 compared to $15.4 million in Q3 2007, resulting primarily from decreased sales discussed above. Gross profit margin for SMB increased by 80 basis points to 12.6% in Q3 2008 compared to 11.8% in Q3 2007 primarily due to an improvement in product mix and a reduction in lower margin volume iPod sales to certain customers, partially offset by pricing pressure in certain product categories.

Operating profit in Q3 2008 for SMB decreased 20% to $6.6 million compared to $8.3 million in Q3 2007. The decrease was primarily due to the decrease in gross profit discussed above, an increase in SMB personnel costs and an increase in bad debt expense. The increase in SMB personnel costs was primarily due to our investment in SMB account executive headcount for future growth and a reduction in our Canadian labor subsidy under a new program which began in January 2008.

MME

Q3 2008 net sales for our MME segment were $113.4 million compared to $49.8 million in Q3 2007, an increase of $63.6 million or 128%. This increase was primarily due to the inclusion of SARCOM results in Q3 of 2008, and strong growth in our legacy MME business. Excluding the impact of the SARCOM acquisition, net sales in our MME business increased 18% to $49.2 million in Q3 2008 from $41.9 million in Q3 2007.

Gross profit for our MME segment increased by $12.3 million, or 174%, to $19.3 million in Q3 2008 compared to $7.0 million in Q3 2007, and gross profit margin increased by 290 basis points to 17.0% in Q3 2008 compared to 14.1% in Q3 2007. The increase in MME gross profit was primarily due to the increase in MME sales as discussed above. The increase in MME gross profit margin was due to a favorable increase in the mix of services in our legacy MME business in Q3 2008 and an increase in sales of certain software licenses by SARCOM, which are recorded on a net basis.

Our MME segment operating profit in Q3 2008 increased by $3.8 million, or 292%, to $5.1 million compared to $1.3 million in Q3 2007. The improvement was primarily due to the increase in MME gross profit discussed above, partially offset by a $6.4 million increase in MME personnel costs. The increase in MME personnel costs was primarily due to the addition of SARCOM personnel as well as an investment in sales account executives in both SARCOM and our legacy MME business.

Public Sector

Q3 2008 net sales for our Public Sector segment were $52.2 million compared to $48.4 million in Q3 2007, an increase of $3.8 million or 8%. This increase was primarily due to sales realized under existing contracts in our state and local business and an increase in transactional sales in our federal government business.

Gross profit for our Public Sector segment increased by $0.6 million, or 13%, to $5.1 million in Q3 2008 compared to $4.5 million in Q3 2007, and gross profit margin increased by 50 basis points to 9.7% in Q3 2008 compared to 9.2% in Q3 2007. The increase in our Public Sector segment gross profit and gross profit margin was primarily due to our product mix.

Operating profit in Q3 2008 for our Public Sector segment increased by $0.4 million, or 26%, to $1.9 million compared to $1.5 million in Q3 2007. The increase was primarily due to the increase in gross profit discussed above, partially offset by increased personnel costs driven by an investment in sales account executives.

Consumer

Q3 2008 net sales for our Consumer segment were $47.8 million compared to $58.8 million in Q3 2007, a decrease of $11.0 million or 19%. We believe this decrease was primarily due to continued softening in consumer spending and the timing of the recently announced Apple notebook transition.

Gross profit for our Consumer segment decreased by $1.6 million, or 22%, to $5.7 million in Q3 2008 compared to $7.3 million in Q3 2007, and gross profit margin decreased by 50 basis points to 11.9% in Q3 2008 compared to 12.4% in Q3 2007. The decrease in our Consumer segment gross profit and gross profit margin was primarily the result of decreased sales as discussed above and aggressive competitive pricing which we believe was also the result of continued softening in consumer spending.

Operating profit in Q3 2008 for our Consumer segment decreased $0.5 million, or 24%, to $1.6 million compared to $2.1 million in Q3 2007 primarily due to the decrease in gross profit discussed above, partially offset by a reduction in operating expenses including a $0.5 million reduction in advertising expenditures, a $0.4 million reduction in credit card related costs and a $0.2 million reduction in personnel costs.

Corporate and Other

Corporate and Other selling, general and administrative expenses (“SG&A”) includes corporate related expenses such as legal, accounting, information technology, product management and other administrative costs that are not otherwise included in our reportable operating segments. Q3 2008 Corporate and Other SG&A expenses increased by $2.6 million, or 34%, to $10.1 million from $7.5 million in Q3 2007. The increase was primarily due to a $1.6 million increase in personnel costs resulting from investments in our marketing, information technology and credit departments, which includes centralization of certain resources from our MME segment, and a $0.4 million increase in professional fees, much of which we do not expect to reoccur.

Consolidated Balance Sheet

Accounts receivable at September 30, 2008 of $166.6 million increased by $7.2 million from December 31, 2007, primarily due to an increase in SARCOM receivables. Our inventory of $55.2 million at September 30, 2008 represents a decrease of $9.3 million from December 31, 2007. Accounts payable decreased by $19.7 million from December 31, 2007, primarily due to timing of vendor payables. Outstanding borrowings under our line of credit decreased by $0.6 million net to $53.3 million at September 30, 2008 from December 31, 2007, and declined by $13.2 million from June 30, 2008.

Selected Segment Information

Selected information for our reportable operating segments is as follows (in thousands, except headcount data):

	Three Months Ended September 30, 2008			Three Months Ended September 30, 2007
	Net Sales	Gross Profit	Operating Profit (Loss)	Net Sales	Gross Profit (Loss)	Operating Profit (Loss)
SMB	$112,425	$14,198	$6,640	$130,703	$15,411	$8,334
MME	113,415	19,313	5,051	49,841	7,039	1,289
Public Sector	52,226	5,051	1,936	48,443	4,455	1,540
Consumer	47,812	5,694	1,629	58,765	7,307	2,134
Corporate & Other	(11)	52	(10,060)	(64)	(33)	(7,531)
Consolidated	$325,867	$44,308	$5,196	$287,688	$34,179	$5,766

	Three Months Ended September 30,
Average Account Executive Headcount By Segment(1):	2008	2007
SMB	378	347
MME	155	109	(2)
Public Sector	90	88
Consumer	112	117
Total	735	661

________________

(1) Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

(2) Includes SARCOM headcount since acquisition in September 2007. MME account executive headcount at September 30, 2007 was 143.

Conference Call

Management will hold a conference call on Wednesday, October 29, 2008 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss third quarter results. To listen to PC Mall management’s discussion of third quarter 2008 results live, access the PC Mall website, www.pcmall.com, and click on the Investor Relations section.

A conference call replay will be available from 6:30 p.m. ET following the call until November 19, 2008 and can be accessed by calling: (888) 286-8010 and inputting pass code 89922462.

About PC Mall, Inc.

PC Mall, Inc., together with its wholly-owned subsidiaries, founded in 1987, is a value added direct marketer of technology products, services and solutions, to businesses, government and educational institutions and individual consumers. We offer our products, services and solutions through dedicated account executives, various direct marketing techniques, and three retail stores. We also utilize distinctive full-color catalogs under the PC Mall, MacMall and PC Mall Gov brands and our websites pcmall.com, macmall.com, pcmallgov.com, gmri.com, wareforce.com, sarcom.com, abreon.com and onsale.com, and other promotional materials. Customer product orders are rapidly filled by our distribution center strategically located near FedEx’s main hub or by our extensive network of distributors, which is one of the largest networks in the industry.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including, but not limited to, expectations or statements relating to our base of talented employees, solid customers and world class vendor partners and their impact on our operating results and the impact of reductions in personnel costs. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: uncertainties relating to the relationship between the number of our account executives and productivity; decreases in revenues related to decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of customers and/or a downturn in the economy; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of the our pricing strategy on our operating results; risks related to our ability to retain key personnel; risks and uncertainties relating to our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions (including our acquisition of SARCOM); the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; risks of decreased sales related to the potential lack of availability of government funding applicable to our public sector contracts; availability of key vendor incentives and other vendor assistance; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in the Asia Pacific region and our limited experience operating in the Philippines, which could prevent us from realizing expected benefits from our Philippines operations; increased expenses, including, but not limited to, interest expense and other expenses which may increase as a result of inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; risks due to shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; risks related to data security; litigation by or against us; availability of financing, including availability under our existing credit lines; and inability to convert back orders to completed sales. Additional factors that could cause our actual results to differ are discussed under the heading "Risk Factors" in Item 1A, Part I of our Form 10-Q for the period ended June 30, 2008, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

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-Financial Tables Follow-

PC MALL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales	$325,867	$287,688	$993,676	$807,426
Cost of goods sold	281,559	253,509	857,814	707,503
Gross profit	44,308	34,179	135,862	99,923
Selling, general and administrative expenses	39,112	28,413	118,666	84,315
Operating profit	5,196	5,766	17,196	15,608
Interest expense, net	806	800	2,943	2,530
Income before income taxes	4,390	4,966	14,253	13,078
Income tax expense	1,800	1,988	5,634	5,233
Net income	$2,590	$2,978	$8,619	$7,845

Basic and Diluted Earnings Per Common Share
Basic	$0.19	$0.24	$0.65	$0.63
Diluted	0.18	0.22	0.62	0.58

Weighted average number of common shares outstanding:
Basic	13,404	12,606	13,324	12,473
Diluted	14,014	13,715	13,995	13,604

PC MALL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	September 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$4,275	$6,623
Accounts receivable, net of allowances of $4,204 and $4,653	166,599	159,362
Inventories, net	55,178	64,515
Prepaid expenses and other current assets	6,996	9,233
Deferred income taxes	4,849	4,698
Total current assets	237,897	244,431
Property and equipment, net	9,236	8,958
Deferred income taxes	6,320	2,728
Goodwill	20,958	26,912
Intangible assets, net	11,852	12,024
Other assets	864	1,182
Total assets	$287,127	$296,235

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$91,059	$110,786
Accrued expenses and other current liabilities	25,686	29,150
Deferred revenue	17,133	12,563
Line of credit	53,279	53,893
Note payable – current	972	775
Total current liabilities	188,129	207,167
Note payable and other long-term liabilities	4,657	4,644
Total liabilities	192,786	211,811
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 13,839,609 and 13,676,765 shares issued; and 13,422,931 and 13,260,087 shares outstanding, respectively	14	14
Additional paid-in capital	99,500	97,869
Treasury stock, at cost: 416,678 shares	(1,015)	(1,015)
Accumulated other comprehensive income	660	993
Accumulated deficit	(4,818)	(13,437)
Total stockholders’ equity	94,341	84,424
Total liabilities and stockholders’ equity	$287,127	$296,235

PC MALL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2008	2007
Cash Flows From Operating Activities
Net income	$8,619	$7,845
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	4,258	2,962
Provision for deferred income taxes	1,288	5,233
Tax benefit related to stock option exercises	123	—
Excess tax benefit related to stock option exercises	(503)	—
Stock-based compensation	1,038	949
(Gain)/loss on disposal of fixed assets	(1)	49
Change in operating assets and liabilities:
Accounts receivable	(7,237)	(15,190)
Inventories	9,337	(4,028)
Prepaid expenses and other current assets	2,237	43
Other assets	515	499
Accounts payable	(25,506)	11,595
Accrued expenses and other current liabilities	(3,464)	(2,751)
Deferred revenue	4,570	1,940
Total adjustments	(13,345)	1,301
Net cash (used in) provided by operating activities	(4,726)	9,146
Cash Flows From Investing Activities
Purchases of property and equipment	(2,360)	(1,331)
Acquisition of SARCOM, net of cash acquired	—	(47,650)
Net cash used in investing activities	(2,360)	(48,981)
Cash Flows From Financing Activities
(Payments)/borrowings under note payable	(581)	3,175
Net borrowings (payments) under line of credit	(614)	26,438
Change in book overdraft	5,405	12,533
Payments of obligations under capital lease	(112)	(118)
Payments for deferred financing costs	—	(275)
Proceeds from stock issued under stock option plans	470	856
Excess tax benefit related to stock option exercises	503	—
Net cash provided by financing activities	5,071	42,609
Effect of foreign currency on cash flow	(333)	1,189
Net change in cash and cash equivalents	(2,348)	3,963
Cash and cash equivalents at beginning of the period	6,623	5,836
Cash and cash equivalents at end of the period	$4,275	$9,799
Supplemental Cash Flow Information
Interest paid	$2,997	$2,460
Income taxes paid	1,761	3,021
Supplemental Non-Cash Investing Activity (Note 3)
Goodwill related to acquisitions	$374	$389
Sarcom acquisition related:
Fair value of assets acquired	—	$73,147
Cash Paid	—	(48,220)
Value of common stock issued (including redeemable common sock)	—	(6,188)
Liabilities assumed	—	$18,739